Exhibit 99.1

American Medical REIT Accelerates Growth with Acquisition of Three Established Acute Care Hospitals in Texas and Pennsylvania

BETHESDA, MD / ACCESSWIRE / November 4, 2021 / Alset EHome International Inc. (NASDAQ:AEI) (“AEI” or the “Company”), a diversified holding company principally engaged through its subsidiaries in the development of EHome communities and other property development, financial services, digital transformation technologies, biohealth activities and consumer products, is pleased to announce that American Medical REIT Inc. (“AMRE”) has acquired three hospitals (the “Hospitals”) located in Fort Worth, Texas, Plano, Texas and Pittsburgh, Pennsylvania. The aggregate purchase price was $62 million. The tenant and operator is LifeCare Hospitals (together with its affiliates, “LifeCare Hospitals”) a specialty hospital operator with a focus on long-term acute and critical care.

The Hospitals acquired by AMRE are currently under an 18-year lease with eleven years remaining and an option to renew for an additional five years. The Hospitals have a total capacity of 195 hospital beds spanning a gross floor area of approximately 320,000 square feet. The Hospitals are also located near densely populated and fast-growing areas that are easily accessible by patients and clients due to their close proximity to state highways. Furthermore, they have been accredited by The Joint Commission and are Medicare-certified. In 2015, these Hospitals were awarded the Quality Respiratory Care Recognition accolade issued by the American Association of Respiratory Care.

LifeCare Hospitals has lengthy experience in operating long term and acute care facilities. Since 1992, LifeCare Hospitals’ early intervention and early mobilization treatment program addresses those patients that require a length of stay greater than 5 days in the ICU/Critical care setting. LifeCare Hospitals provides these patients with additional resources that are not normally provided in traditional hospital settings to enhance the recovery process. LifeCare Hospitals operates a behavioral health hospital in Pittsburgh that delivers innovative behavioral health care by providing patient centered therapeutic interventions in a safe, compassionate, and personalized recovery environment.

DSS Securities, Inc., a subsidiary of DSS, Inc., is the majority shareholder of AMRE. In connection with this transaction, Alset International Limited and one of its wholly owned subsidiaries have collectively loaned an additional $8.55 million to AMRE. DSS Securities, Inc. loaned $800,000 to AMRE. American Pacific Bancorp, Inc., whose main shareholders are the Company and DSS, Inc., loaned AMRE $13.9 million.

“Following AMRE’s maiden acquisition of Ivy Brook Medical Center in June this year, we are pleased to report AMRE has expanded its portfolio with three additional quality hospitals which we believe will position us to create sustainable dividends and build value for our shareholders over the long term,” commented Mr. Heng Fai Chan, Chairman and Chief Executive Officer of the Company. Mr. Chan added, “We continue to believe that the medical REIT space is a scalable and lucrative business model resilient to macroeconomic fluctuations. Looking ahead, we intend to focus our attention on advancing additional acquisitions through our pipeline of high-quality healthcare assets so as to accelerate growth for AMRE.”

About American Medical REIT Inc.

AMRE provides financing solutions to leading medical operators by acquiring licensed patient treatment facilities in various communities and delivering reliable, secure, and competitive cash returns to our investors. AMRE focuses on credit worthy single-tenant, single property transactions in the $10-$60M range and portfolio deals of larger scale, having initial rental yield in the 7-9% range and to pay a quarterly dividend up to 8% in annualized yield to the investors.

For more information, please visit: www.americanmedreit.com.

About American Pacific Bancorp, Inc.

American Pacific Bancorp, Inc. is a bank holding company, focused on the lending business and acquiring equity positions in commercial bank(s) in the United States. APB is managed by a team of bankers and entrepreneurs whose shared vision is to build a robust, integrated technologically advanced bank holding company. APB envisions establishing a unique, customer-centric, globally focused entity that provides banking services through digital channels.

For more information, please visit: https://www.amerpacbancorp.com/.

About DSS, Inc.

DSS is a multinational company operating business segments in blockchain security, direct marketing, healthcare, consumer packaging, real estate, renewable energy, and securitized digital assets. Its business model is based on a distribution sharing system in which shareholders will receive shares in its subsidiaries as DSS strategically spins them out into IPOs. Its historic business revolves around counterfeit deterrent and authentication technologies, smart packaging, and consumer product engagement. DSS is led by its Chairman, Heng Fai Chan, a highly successful global business veteran of more than 40 years specializing in corporate transformation while managing risk. He has successfully restructured more than 35 corporations with a combined value of $25 billion.

For more information, please visit: http://www.dsssecure.com.

About Alset EHome International Inc.

Alset EHome International is a diversified holding company executing on its vision to accelerate sustainable healthy living with a focus on the development of EHome communities and other property development, financial services, digital transformation technologies, biohealth activities and consumer products. Through its operating subsidiaries, AEI’s mission is to provide a healthy living ecosystem that drives long-term exponential growth, building liquidity and value for shareholders. AEI is led by its chairman and CEO, Heng Fai Chan, a successful global business veteran of more than 40 years specializing in corporate transformation while managing risk. Over his distinguished career, Heng Fai Chan has successfully restructured more than 35 corporations with a combined value of $25 billion.

For more information, please visit: www.alsetehomeintl.com.

Investor Contact:

Dave Gentry, CEO

RedChip Companies Inc.

407-491-4498

Dave@redchip.com

Forward-Looking Statement Disclaimer

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Alset EHome International Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review our filings with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Alset EHome International Inc. undertakes no duty to update such information except as required under applicable law.

SOURCE: Alset EHome International Inc.